Exhibit 99.2

Benitec Biopharma Appoints Edward Smith to the Board of Directors

Hayward, CA - April 14, 2020 - Benitec Biopharma, Inc., a successor entity to Benitec Biopharma Limited (NASDAQ: BNTC), a development-stage biotechnology company focused on the advancement of novel genetic medicines, today announced the appointment of Edward Smith to the Board of Directors.

Edward brings more than 20 years of experience in executive finance and operations leadership in the biotechnology industry to Benitec’s Board of Directors. Mr. Smith currently serves as the Chief Financial Officer of Marinus Pharmaceuticals, Inc. (Nasdaq: MRNS), a clinical-stage pharmaceutical company focused on developing and commercializing innovative therapeutics to treat patients suffering from rare seizure disorders. Prior to the start of his tenure at Marinus Pharmaceuticals in 2013, Mr. Smith served as the CFO of PolyMedix, Inc., and before his time at PolyMedix, Inc. he served as the executive director of finance at InKine Pharmaceutical Company, Inc.

Jerel A. Banks, M.D., Ph.D., Executive Chairman and Chief Executive Officer of Benitec Biopharma, Inc. commented on Mr. Smith’s appointment, “Edward’s extensive background in finance and operations in the biotherapeutics space will make him an exceptional contributor to the Board.  We are excited to welcome him as a director.”

About Benitec Biopharma, Inc.

Benitec Biopharma, Inc. (“Benitec” or the “Company”) is a development-stage biotechnology company focused on the advancement of novel genetic medicines, with headquarters in Hayward, California. The Company’s proprietary “Silence and Replace” approach combines DNA-directed RNA interference, or ddRNAi, with gene therapy to create medicines that facilitate sustained silencing of disease-causing genes following a single administration. The Company is developing ddRNAi-based therapeutics for chronic and life-threatening human conditions including oculopharyngeal muscular dystrophy (OPMD), and chronic hepatitis B. A comprehensive overview of the Company can be found on Benitec’s website at www.benitec.com.

Safe Harbor Statement:

This press release contains "forward-looking statements" within the meaning of section 27A of the US Securities Act of 1933 and section 21E of the US Securities Exchange Act of 1934. Any forward-looking statements that may be in this announcement are subject to risks and uncertainties relating to the difficulties in Benitec's plans to develop and commercialize its product candidates, the timing of the initiation and completion of preclinical and clinical trials, the timing of patient enrolment and dosing in clinical trials, the timing of expected regulatory filings, the clinical utility and potential attributes and benefits of ddRNAi and Benitec's product candidates, potential future out-licenses and collaborations, the intellectual property position and the ability to procure additional sources of financing. Accordingly, you should not rely on those forward-looking statements as a prediction of actual future results.

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M Group Strategic Communications Jay Morakis Managing Director Tel: +1 646 859 5951 Email: jmorakis@MGroupSC.com